Exhibit 3.2

AMENDED AND RESTATED
VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”) is made as of January __, 2022 by and among M&M MEDIA, INC. D/B/A TREBEL, a Delaware corporation (the “Company”), and each of the Investors (as defined in Section 1), and the Key Holders (as defined in Section 1).

RECITALS

Whereas, the Company, certain of the Investors (the “Prior Investors”) and the Key Holders previously entered into the Voting Agreement dated as of December 18, 2017 (the “Prior Agreement”), in connection with the purchase of shares of Series A Preferred by the Prior Investors.

WHEREAS, concurrently with the execution of this Agreement, the Company and certain of the Investors are entering into a Series B Preferred Stock Purchase Agreement (as amended and in effect, the “Purchase Agreement”) providing for the sale of shares of the Company’s Series B Preferred (as defined in Section 1), and in connection with that agreement the parties desire to provide the Investors with the right, among other rights, to designate certain individuals for election as members of the Board (as defined in Section 1) in accordance with the terms of this Agreement; and

WHEREAS, each Key Holder is the beneficial owner of the number of shares of Capital Stock (as defined in Section 1), or of options to purchase Common Stock (as defined in Section 1), set forth opposite the name of such Key Holder on Schedule B; and

Whereas, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall (i) amend and restate, and supersede, the Prior Agreement in its entirety and (ii) govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereby agree to the terms and conditions set forth in this Agreement:

1.                  Definitions.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, officer, director, managing member or manager of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners (or member thereof) or managing members (or member thereof) of, or shares the same management company (or member or shareholder thereof) with, such Person.

“Affiliated Persons” means any Persons who or which are Affiliates of each other.

“Board” means the Company’s Board of Directors.

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Stockholder, or such Stockholder’s respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by any Stockholder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

1

“Certificate” means the Amended and Restated Certificate of Incorporation of the Company, as amended and in effect.

“CII” means Connecticut Innovations, Incorporated.

“Common Stock” means shares of Common Stock of the Company, $0.0001 par value per share.

“Entity” means any corporation, limited liability company, association, partnership, limited partnership, trust or estate, or government (or any agency or political subdivision thereof), or other business or legal entity.

“Founder” means Gary Mekikian.

“Investors” means the Persons named on Schedule A hereto, and each Person who hereafter becomes a signatory to this Agreement as an Investor hereunder pursuant to Section 8.1(a).

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Key Holders” means the Persons named on Schedule B hereto, and each Person who hereafter becomes a signatory to this Agreement as Key Holder hereunder pursuant to Section 8.1(a).

“MNC” means PT MNC Studios International Tbk.

“Permitted CII Transferee” means any of the following: (a) any governmental or quasi-governmental agency of the State of Connecticut, governmental unit of the State of Connecticut or statutorily created entity of the State of Connecticut; (b) (i) any corporation, limited liability company, partnership or other entity controlled by CII or (ii) any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, CII created for the purpose of managing and/or making investments in portfolio companies with a Connecticut Presence (as defined by that certain Connecticut Presence Agreement between the Company and CII dated as of December 18, 2017 (as amended and in effect)), including without limitation Connecticut Emerging Enterprises, L.P.; or (c) any successor or replacement agency of the State of Connecticut (or other entity) for CII.

“Permitted MNC Transferee” means any transferee that acquires the Series B Preferred held by MNC and which is an Affiliate of MNC at the time of acquisition.

“Person” means any individual or Entity.

“Preferred Stock” means collectively, all shares of Capital Stock now or hereafter authorized and classified as preferred stock under the Certificate, as amended and restated, including, without limitation, the Series Seed Preferred, the Series A Preferred and the Series B Preferred.

“Required Investors” means those Investors holding at least seventy-five percent (75%) of the aggregate outstanding shares of Capital Stock held by all Investors (on an as-converted basis).

“Required Preferred Holders” means those holders of Series A Preferred and Series B Preferred holding at least a majority of the outstanding shares of Series A Preferred and Series B Preferred.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred” means shares of Series A Preferred Stock and Series A-2 Preferred Stock of the Company, $0.0001 par value per share.

2

“Series B Preferred” means shares of Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock of the Company, $0.0001 par value per share.

“Series Seed Preferred” means shares of Series Seed Preferred Stock and Series Seed-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Stockholders” means, individually and collectively, as the context so requires, the Key Holders, the Investors and any other party hereto who or which holds any shares of Capital Stock.

2.                  Board of Directors.

2.1.            Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

2.2.            Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following individuals shall be elected to the Board upon the following terms and conditions:

(a)               for so long as MNC and/or any Permitted MNC Transferee hold any shares of Series B Preferred Stock, one (1) individual designated by MNC, which individual shall initially be Hary Tanoesoedibjo, as a Series B Director under and as defined by the Certificate;

(b)               for so long as CII and/or any Permitted CII Transferee hold any shares of Series A Preferred Stock, one (1) individual designated by CII, which individual shall initially be Matt McCooe, as a Series A Director under and as defined by the Certificate;

(c)               for so long as any shares of Series Seed Preferred Stock remain outstanding, one (1) individual designated by the holders of a majority of the Series Seed Preferred Stock of the Company, voting on an as-converted to Common Stock basis and as a single class, at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, which individual shall initially be Adrian Sada Cueva;

(d)               the Company’s then serving Chief Executive Officer (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such individual has not resigned as a member of the Board and (ii) to elect such individual’s replacement as Chief Executive Officer of the Company as the new CEO Director;

(e)               for so long as the Founder holds any shares of Common Stock, one (1) director, designated by the Founder, which individual shall initially be Tigran Mekikian; provided, however, that, if the Founder no longer holds any Common Stock, such director shall be designated by the holders of at a majority of the outstanding shares of Common Stock.

To the extent that any of Sections 2.2(a) through 2.2(e) shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Certificate. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

3

2.3.            Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)               no director elected pursuant to Section 2.2 may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person, or of the holders of the shares of stock, entitled under Section 2.2 to designate that director, or (ii) the Person, or holders of the shares of stock, originally entitled to designate such director pursuant to Section 2.2 is no longer so entitled to designate such director or occupy such Board seat; and

(b)               any vacancies created by the resignation, removal or death of a director elected pursuant to Section 2.2 shall be filled pursuant to the provisions of Section 2.2; and

(c)               upon the request of any Person, or any holders of shares of Capital Stock, entitled to designate a director as provided in Section 2.2 to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any Person, or any holders of shares of Capital Stock, entitled to designate a director to call a special meeting of stockholders for the purpose of electing such director.

2.4.            No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any such Stockholder, shall have any liability solely as a result of designating an individual for election as a director in accordance with the provisions of this Agreement for any act or omission by such designated individual in his or her capacity as a director of the Company, nor shall any Stockholder or any Affiliate of such Stockholder have any liability solely as a result of voting for any such designee in accordance with the provisions of this Agreement.

3.                  No “Bad Actor” Designees. Each Person with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

4.                  Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time, and as may be necessary in the event that any Accruing Dividends (as defined in the Certificate) are to be converted into shares of Common Stock pursuant to the Certificate.

5.                  Drag-Along Right.

5.1.            Definitions. A “Sale of the Company” means either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing fifty percent (50%) or more of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Certificate.

4

5.2.            Actions to be Taken. In the event that both of (i) the Board and (ii) the Required Investors, authorize and approve a Sale of the Company in writing, specifying that this Section 5 shall apply to such transaction, then each Stockholder and the Company hereby agree:

(a)               if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)               if such transaction is a Stock Sale, to sell the same proportion of shares of Capital Stock beneficially held by such Stockholder as is being sold by the Required Preferred Holders to the Person to whom or which the Required Preferred Holders propose to sell their Shares and, except as permitted in Section 5.3, on the same terms and conditions as the Required Preferred Holders;

(c)               to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Required Preferred Holders in order to carry out the terms and provision of this Section 5, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d)               not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)               to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f)                if the consideration to be paid in exchange for the Shares pursuant to this Section 5 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares;

(g)               in the event that the Required Preferred Holders, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and the related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct; and

5

(h)               with respect to any Stock Sale, the liquidation preferences and priorities of the Preferred Stock set forth in the Certificate shall apply with respect to the allocation of proceeds to the Stockholders in such Stock Sale in the same manner as such liquidation preferences and priorities are set forth therein in connection with Deemed Liquidation Events, and any agreement for any such Stock Sale shall give effect to such liquidation preferences and priorities.

5.3.            Exceptions. Notwithstanding the foregoing, a Stockholder shall not be required to comply with Section 5.2 in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)               any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) such Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of such Stockholder in connection with the Proposed Sale have been duly authorized, if applicable, (iii) the documents to be entered into by such Stockholder have been duly executed by such Stockholder and delivered to the acquirer and are enforceable against such Stockholder in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iv) neither the execution and delivery of documents to be entered into in connection with the Proposed Sale, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)               such Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(c)               the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and, subject to the provisions of the Certificate related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale (in accordance with the provisions of the Certificate);

(d)               liability shall be limited to such Stockholder’s applicable pro rata share (based upon the respective proportion of proceeds actually payable to each such Stockholder in connection with such Proposed Sale in accordance with the provisions of the Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e)               upon the consummation of the Proposed Sale, (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) the aggregate consideration receivable by all holders of Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Certificate; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Shares held by any Key Holder or Investor, as applicable, pursuant to this Section 5.3(e) includes any securities and due receipt thereof by any Key Holder or Investor would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (y) the provision to any Key Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Key Holder or Investor in lieu thereof, against surrender of the Shares held by any Key Holder or Investor, as applicable, which would have otherwise been sold by such Key Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Key Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Shares held by any Key Holder or Investor, as applicable; and

6

(f)                subject to Section 5.3(e), requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Section 5.3(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

5.4.            Restrictions on Sales of Control of the Company. No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Stock and Key Holders are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Certificate (as if such transaction were a Deemed Liquidation Event).

6.                  Remedies; Sale Rights.

6.1.            Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

6.2.            Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the President/Chief Executive Officer of the Company, and each of them, with full power of substitution, solely with respect to election of individuals as members of the Board in accordance with Section 2, votes to increase authorized shares pursuant to Section 4 and votes regarding any Sale of the Company pursuant to Section 5 (excluding, for the avoidance of doubt, the initial vote by the Required Investors described in clause (ii) of the preamble to Section 5.2 that triggers the parties’ obligations under Section 5), and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of Sections 2, 3, 4 and/or 5 as applicable, all of such party’s Shares in favor of the election of individuals as members of the Board determined pursuant to and in accordance with the terms and provisions of Section 2, or the increase of authorized shares pursuant to and in accordance with the terms and provisions of Section 4, or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions Section 5, or to take any action necessary to effect Sections 2, 3, 4 and/or 5, respectively, of this Agreement. Each proxy and the power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 7. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 7, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

6.3.            Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

6.4.            Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.                  Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of: (a) the consummation of Qualified Public Offering (as defined by the Certificate) (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Certificate, provided that the provisions of Sections 2, 5 and 6 will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 5 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Section 8.8. Further, the rights and obligations of each Stockholder hereunder shall terminate with respect to such Stockholder at the time when such Stockholder no longer holds any shares of Capital Stock.

7

8.                  Miscellaneous.

8.1.            Additional Parties.

(a)               Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series B Preferred after the date hereof, as a condition to the issuance of such shares the Company shall require that any recipient of Series B Preferred become a party to this Agreement by executing and delivering (i) an Adoption Agreement substantially in the form attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such Person shall thereafter be deemed an Investor and Stockholder for all purposes under this Agreement.

(b)               In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of any Capital Stock to such Person (other than to a recipient of Series B Preferred described in Section 8.1(a)), following which such Person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, in each such case, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement substantially in the form attached hereto as Exhibit A, or a counterpart signature page hereto, agreeing to be bound by and subject to the terms of this Agreement as a Key Holder and Stockholder and thereafter such Person shall be deemed a Key Holder and Stockholder for all purposes under this Agreement.

8.2.            Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee or assignee, such transferee or assignee shall be deemed to be a party hereto as if such transferee or assignee were the transferor and such transferee’s or assignee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee or assignee shall have complied with the terms of this Section 8.2. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 8.12.

8.3.            Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

8.4.            Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles that would result in the application of any law other than the law of the State of Delaware. The Company and each Stockholder irrevocably submit to the exclusive jurisdiction of any court of the State of California sitting in Los Angeles County or the United States District Court of the Central District of California over any action, suit or proceeding relating to or arising out of this Agreement and the transactions contemplated hereby. Each party hereby irrevocably waives any objections, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which such party may now or hereafter have to the bringing of any such actions, suit or proceeding in any such court.

8.5.            Counterparts; Facsimile/Electronic. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8

8.6.            Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7.            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified, (b) when sent, if sent by electronic mail (without response of non-delivery) or confirmed facsimile if sent during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof (or, if none is so set forth, to the address set forth in the Purchase Agreement for such party), as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.7. If notice is given to the Company, it shall be sent to its address as set forth underneath its signature hereto and to the attention of the President or Chief Executive Officer, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 8.7.

8.8.            Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 7) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding at least a majority of the Shares then held by the Key Holders and (c) the Investors constituting the Required Investors. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, and the Stockholders, and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing:

(a)               this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to the express rights and obligations herein of all Investors and Key Holders, respectively, in the same fashion;

(b)               the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver (i) does not apply to the Key Holders or (ii) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto;

(c)               Schedule A hereto may be amended by the Company from time to time in accordance with the Purchase Agreement and Section 8.1(a) to add Additional Purchasers (as defined in the Purchase Agreement) as “Investors” without the consent of the other parties hereto;

(d)               Schedule B hereto may be amended by the Company from time to time in accordance with Section 8.1(b) to add additional Key Holders without the consent of the other parties hereto;

(e)               any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; and

(f)                Sections 2.2(a), 2.2(b), 2.2(c), 2.2(d), and/or 2.2(e) shall not be amended or waived in a manner so as to remove the right of any Person to designate or approve a member of the Board without the written consent of the Person whose right is being impacted;

(g)               any provision to this Agreement applicable expressly to CII or any Permitted CII Transferee may only be amended with the written consent of CII, and may only be waived with the written consent of CII, including, without limitation: (i) the definition of “Investor” as applied to CII, or the definition of “Permitted CII Transferee”; (ii) Section 2.2(b); and (iii) this Section 8.8(g); and

9

(h)               any provision to this Agreement applicable expressly to MNC or any Permitted MNC Transferee may only be amended with the written consent of MNC, and may only be waived with the written consent of MNC, including, without limitation: (i) the definition of “Investor” as applied to MNC, or the definition of “Permitted MNC Transferee”; (ii) Section 2.2(a); and (iii) this Section 8.8(h);

The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

8.9.         Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.10.        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.11.        Entire Agreement. This Agreement amends and restates, and supersedes, the Prior Agreement in its entirety. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

8.12.        Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it shall cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 8.12, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 8.12 and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

8.13.        Stock Splits, Stock Dividends, Etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 8.12.

8.14.        Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

10

8.15.        Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

8.16.        Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.17.        Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

8.18.        Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliated Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and the exercise of any such rights may be allocated among such Affiliated Persons in such manner as such Affiliated Persons may determine in their discretion.

8.19.        Ownership. Each Stockholder represents and warrants that such Stockholder is the sole legal and beneficial owner of the shares of Capital Stock subject to this Agreement and that no other Person has any interest in such shares.

8.20.        Rules of Usage. In this Agreement, unless a clear intention appears otherwise: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (f) ”hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (g) ”including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) ”or” is used in the inclusive sense of “and/or”; (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, schedules or amendments thereto; and (k) section references shall be deemed to refer to all subsections thereof, unless otherwise expressly indicated.

[Signature Pages Follow]

11

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY

M&M Media, Inc.

By:
Gary Mekikian Chief Executive Officer

Address:	700 Canal Street Stamford, CT 06902 gary@trebel.io

Signature Page to
Amended and Restated
Voting Agreement

Schedule B

Key Holders

OMNIBUS INVESTOR SIGNATURE PAGE TO

M&M MEDIA, INC.

Amended and restated Voting Agreement

The undersigned, in its capacity as an Investor, hereby executes and delivers the Amended and Restated Voting Agreement (the “Agreement”) to which this signature page is attached and agrees to be bound by the Agreement on the date set forth on the first page of the Agreement. This counterpart signature page, together with all counterparts of the Agreement and signature pages of the other parties named therein, shall constitute one and the same instrument in accordance with the terms of the Agreement.

Name of Investor

By:

Name:

Title

Instructions: Investors who are purchasing stock as an individual need to fill in the name of the individual who will purchase the stock above “Name of Investor” and sign next to the “By” line. Investors who are purchasing stock as an entity or trust need to fill in the name of the entity or trust who will purchase the stock above “Name of Investor,” sign next to the “By” line and fill in the name and title of the signatory next to the “Name” and “Title” lines.

Exhibit A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on _____________ __, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of December 18, 2017 (the “Agreement”), by and among M&M MEDIA, INC. (the “Company”) and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1       Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”), for one of the following reasons (Check the correct box):

☐	as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

☐	as a new Investor in accordance with Section 7.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	in accordance with Section 7.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.

1.2       Agreement. Holder hereby (a) agrees that the Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3       Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	M&M MEDIA, INC.

By:
Name and Title of Signatory
Address: